Exhibit 5.01

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

August 18, 2004

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (Registration No. 333-114984) filed by you with the Securities and Exchange Commission on April 29, 2004, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 29,552,157 shares of your Class A common stock (the “Shares”). The Shares include an over-allotment option granted to the underwriters of the offering to purchase 3,854,628 shares of Class A common stock. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    Wilson Sonsini Goodrich & Rosati